Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for First Quarter Fiscal 2023

Highest First Quarter Revenue and Net Income Margin in More Than a Decade

Record First Quarter Adjusted EBITDA Margin

IRVINE, Calif.--(BUSINESS WIRE)--October 5, 2022--Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a global consulting firm, today announced financial results for its fiscal first quarter ended August 27, 2022.

First Quarter Fiscal 2023 Highlights:

  Revenue increased 11.4% year over year to $204.1 million
  Excluding taskforce, divested in the first quarter of fiscal 2023, same-day constant currency revenue, a non-GAAP measure, was up 17.0% from the prior year quarter
  Gross profit expanded to $83.5 million, up 16.8% from the prior year quarter
  Gross margin improved 190 basis points over the prior year quarter to 40.9%
  Selling, general and administrative expenses (“SG&A”) as a percentage of revenue improved 50 basis points over the prior year quarter to 27.6%
  Net income was $18.1 million (net income margin of 8.9%) compared to $12.9 million (net income margin of 7.1%) in the prior year quarter
  Diluted earnings per common share rose to $0.53 from $0.39 in the prior year quarter
  Adjusted EBITDA, a non-GAAP measure, increased to $30.7 million with a 280 basis point margin improvement over the prior year quarter to 15.0%
  Cash dividends declared of $0.14 per share

Management Commentary

“Our strong performance in the first quarter of fiscal 2023 supporting clients’ migration to more agile work is the trajectory we expected,” said Kate W. Duchene, chief executive officer. “We have grown top line to levels not experienced in any first quarter period in over ten years, while significantly improving our profitability. This level of performance validates three years of transformative work within the organization that has positioned us to capitalize on the favorable shift in employer and talent preferences. Digital transformation initiatives continue to drive demand in our Veracity business. Importantly, the growth we are experiencing is broad-based across most solutions, large markets and industry verticals, including healthcare, financial services, and technology. While we are mindful of current macroeconomic conditions, we remain optimistic in our ability to compete and win as our business model attracts in-demand talent who desire more choice, transparency and diversity of experience.”

First Quarter Fiscal 2023 Results

The Company achieved strong year-over-year revenue growth in the first quarter of fiscal 2023. Demand remained healthy due to a shift in businesses adopting workforce agility and a persistently tight labor market. The Company’s ability to execute against market opportunities drove broad-based topline growth across most client segments, including strategic global accounts and regional accounts, in the majority of the Company’s markets and solution areas. The Company’s billable hours increased by 10.5% and average bill rate increased by 1.6% (or 3.2% on a constant currency basis) over the prior year quarter. Year-over-year improvement in average bill rate is attributable to an ongoing focus on value-based pricing. The Company divested taskforce at the beginning of the first quarter of fiscal 2023, and excluding revenues from taskforce, revenue grew 15.2% from $177.0 million to $203.8 million, or 17.0% on a same-day constant currency basis.

Gross margin was 40.9%, up from 39.0% in the first quarter of fiscal 2022. The increase was primarily due to a 230 basis point improvement in pay/bill ratio driven by ongoing efforts to enhance pricing while offering competitive consultant wages. This positive impact was partially offset by the increase in employee-related benefits, primarily vacation and self-insured medical costs.

SG&A for the first quarter of fiscal 2023 was $56.2 million, or 27.6% of revenue, compared to $51.4 million, or 28.1% of revenue, for the first quarter of fiscal 2022, reflecting an improvement of 50 basis points largely as a result of improved operating leverage. The rise in SG&A year over year was primarily related to higher management compensation as a result of growth in the business, as well as employee compensation adjustments to remain competitive in the current labor market, and increases in other general and administrative expenses to support business growth, including travel and recruiting expenses.

Income tax expense was $7.0 million (an effective tax rate of 27.8%), compared to $5.2 million (an effective tax rate of 28.6%) in the prior year quarter. The change in effective tax rate resulted from higher pre-tax income in the first quarter of fiscal 2023 while maintaining similar levels of permanent book to tax differences compared to the prior year quarter.

With continued revenue growth and improvement in gross margin and operating leverage, net income increased to $18.1 million (net income margin of 8.9%) for the first quarter of fiscal 2023, compared to $12.9 million (net income margin of 7.1%) in the prior year quarter. The Company delivered a record first quarter Adjusted EBITDA margin of 15.0%, an improvement of 280 basis points over the first quarter of fiscal 2022.

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended
	August 27,	May 28,	August 28,
	2022	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$204,062	$217,031	$183,140
Direct cost of services	120,595	127,356	111,708
Gross profit	83,467	89,675	71,432
Selling, general and administrative expenses	56,187	59,356	51,392
Amortization expense	1,252	1,300	1,103
Depreciation expense	887	881	919
Income from operations	25,141	28,138	18,018
Interest expense, net	316	320	215
Other (income) expense	(307)	59	(306)
Income before income tax expense	25,132	27,759	18,109
Income tax expense	6,992	7,232	5,186
Net income	$18,140	$20,527	$12,923

Net income per common share:
Basic	$0.55	$0.62	$0.39
Diluted	$0.53	$0.61	$0.39

Weighted-average number of common and common equivalent shares outstanding:
Basic	33,277	32,957	32,894
Diluted	34,234	33,499	33,313

Cash dividends declared per common share	$0.14	$0.14	$0.14

Revenue by Geography
North America	$179,549	$183,817	$151,879
Europe	11,175	19,433	18,865
Asia Pacific	13,338	13,781	12,396
Total revenue	$204,062	$217,031	$183,140

Cash dividends
Total cash dividends paid	$4,647	$4,635	$4,603

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, October 5, 2022. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Events section of the Company’s Investor Relations website.

About RGP

RGP is a global consulting firm focused on project execution services that power clients’ operational needs and change initiatives utilizing on-demand, experienced and diverse talent. As a next-generation human capital partner for our clients, we specialize in co-delivery of enterprise initiatives typically precipitated by business transformation, strategic transactions or regulatory change. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our unique approach to workforce strategy strongly positions us to help our clients transform their businesses and workplaces, especially at a time when high-quality talent is increasingly scarce and the usage of a flexible workforce to execute transformational projects has become the dominant operating model. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 4,300 professionals collectively engaged with over 2,200 clients around the world from nearly 40 physical practice offices and multiple virtual offices, we are their partner in delivering on the “now of work.” Headquartered in Irvine, California, RGP is proud to have served over 87% of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our growth and operational plans, the competitiveness of our business model, and expectations regarding our continued growth and ability to deliver increased stockholder value. These statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions (including recessionary pressures, decreases in consumer spending power or confidence and significant uncertainty in the global economy and capital markets resulting from rising inflation, volatility in energy and commodity prices, the impact of the Russia-Ukraine war and related supply chain issues), risks arising from epidemic diseases or pandemics, changes in the use of outsourced professional services consultants, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities including due to social, political, regulatory, legal and economic risks in the countries and regions in which we operate, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 28, 2022 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on the forward-looking statements included herein, which speak only as of the date of this press release. We do not intend, and undertake no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures

The Company use certain non-GAAP financial measures to assess our financial and operating performance that are not defined by, or calculated in accordance with, GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same-day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  EBITDA is calculated as net income before amortization expense, depreciation expense, interest and income taxes.
  Adjusted EBITDA is calculated as EBITDA plus or minus stock-based compensation expense, technology transformation costs, restructuring costs, and contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted income tax expense is calculated based on the Company’s cash tax rates (as defined above).
  Adjusted diluted earnings per common share is calculated as diluted earnings per common share, plus or minus the per share impact of stock-based compensation expense, technology transformation costs, restructuring costs, contingent consideration adjustments, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

	Three Months Ended		Three Months Ended
	August 27,	August 28,	August 27,	May 28,
Revenue by Geography	2022 (1)	2021 (1)	2022 (1)	2022 (1)
	(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$179,549	$151,879	$179,549	$183,817
Currency impact	48		(4)
Business days impact	-		5,700
Same-day constant currency revenue	$179,597		$185,245

Europe
As reported (GAAP)	$11,175	$18,865	$11,175	$19,433
Currency impact	1,573		603
Business days impact	63		(372)
Same-day constant currency revenue	$12,811		$11,406

Asia Pacific
As reported (GAAP)	$13,338	$12,396	$13,338	$13,781
Currency impact	1,434		684
Business days impact	110		(210)
Same-day constant currency revenue	$14,882		$13,812

Total Consolidated
As reported (GAAP)	$204,062	$183,140	$204,062	$217,031
Currency impact	3,055		1,283
Business days impact	173		5,118
Same-day constant currency revenue	$207,290		$210,463

Number of Business Days
North America (2)	63	63	63	65
Europe (3)	64	65	64	62
Asia Pacific (3)	62	63	62	62

(1) Consolidated revenue and Europe revenue as reported under GAAP include taskforce revenue of $0.2 million, $6.2 million and $7.7 million for the three months ended August 27, 2022, August 28, 2021 and May 28, 2022, respectively.

(2) This represents the number of business days in the United States.
(3) The business days in international regions represented the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	August 27,	Percentage	May 28,	Percentage	August 28,	Percentage
	2022	of Revenue	2022	of Revenue	2021	of Revenue
Adjusted EBITDA	(Unaudited)		(Unaudited)		(Unaudited)
Net income	$18,140	8.9%	$20,527	9.5%	$12,923	7.1%
Adjustments:
Amortization expense	1,252	0.6	1,300	0.6	1,103	0.6
Depreciation expense	887	0.4	881	0.4	919	0.5
Interest expense, net	316	0.2	320	0.1	215	0.1
Income tax expense	6,992	3.4	7,232	3.3	5,186	2.8
EBITDA	27,587	13.5	30,260	13.9	20,346	11.1
Stock-based compensation expense	2,529	1.2	2,317	1.1	1,629	0.9
Technology transformation costs (1)	991	0.5	759	0.4	-	-
Restructuring costs	(397)	(0.2)	26	-	156	0.1
Contingent consideration adjustment	-	-	-	-	221	0.1
Adjusted EBITDA	$30,710	15.0%	$33,362	15.4%	$22,352	12.2%

Adjusted Diluted Earnings per Common Share
Diluted earnings per common share, as reported	$0.53		$0.61		$0.39
Stock-based compensation expense	0.07		0.07		0.05
Technology transformation costs (1)	0.03		0.02		-
Restructuring costs	(0.01)		-		-
Contingent consideration adjustment	-		-		0.01
Income tax impact of adjustments	(0.02)		(0.03)		(0.02)
Adjusted diluted earnings per common share	$0.60		$0.67		$0.43

Adjusted Income Tax Expense and Cash Tax Rate
Income tax expense	$6,992		$7,232		$5,186
Effect of non-cash tax items:
Stock option expirations	(1)		(69)		(108)
Valuation allowance on international deferred tax assets	(208)		(1,891)		310
Net uncertain tax position adjustments	(11)		(6)		(9)
Other adjustments	54		(783)		1
Adjusted income tax expense	$6,826		$4,483		$5,380

Effective tax rate	27.8%		26.1%		28.6%
Total effect of non-cash tax items on effective tax rate	(0.6)%		(9.9)%		1.1%
Cash tax rate	27.2%		16.2%		29.7%

(1) Commencing with the three months ended November 27, 2021, Adjusted EBITDA also excludes the impact of technology transformation costs. Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management system. Such costs primarily include software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

Segment Results

On May 31, 2022, the Company divested taskforce – Management on Demand GmbH, and its wholly owned subsidiary skillforce – Executive Search GmbH, a German professional services firm operating under the taskforce brand (“taskforce”). Since the second quarter of fiscal 2021, the business operated by taskforce, along with its parent company, Resources Global Professionals (Germany) GmbH, an affiliate of the Company, represented an operating segment of the Company and was reported as a part of Other Segments. Effective May 31, 2022, the Company’s operating segments consist of RGP and Sitrick. Prior-period comparative segment information was not restated as a result of the divestiture of taskforce as the Company did not have a change in internal organization or the financial information that the Chief Operating Decision Maker uses to assess performance and allocate resources.

RGP is the Company’s only operating segment that meets the quantitative threshold of a reportable segment. Sitrick does not individually meet the quantitative threshold to qualify as a reportable segment. Therefore, Sitrick is disclosed in Other Segments.

The following table discloses the Company’s revenue and Adjusted EBITDA by segment for each of the periods presented (in thousands):

	Three Months Ended
	August 27,	May 28,	August 28,
	2022	2022	2021
Revenue:	(Unaudited)	(Unaudited)	(Unaudited)
RGP	$200,995	$206,766	$172,933
Other Segments (1)	3,067	10,265	10,207
Total revenue	$204,062	$217,031	$183,140

Adjusted EBITDA:
RGP	$38,347	$42,354	$29,002
Other Segments (1)	316	710	1,006
Reconciling items (2)	(7,953)	(9,702)	(7,656)
Total Adjusted EBITDA (3)	$30,710	$33,362	$22,352

(1) Amounts reported in Other Segments for the three months ended August 27, 2022 include Sitrick and an immaterial amount from taskforce from May 29, 2022 through May 31, 2022, the completion date of the sale. Amounts previously reported for the three months ended August 28, 2021 and May 28, 2022 included the Sitrick and taskforce operating segments.

(2) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) A reconciliation of the Company’s net income to Adjusted EBITDA on a consolidated basis is presented in the table on page 7.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	August 27,	May 28,
SELECTED BALANCE SHEET INFORMATION:	2022	2022
	(Unaudited)
Cash and cash equivalents	$72,575	$104,224
Trade accounts receivable, net of allowance	$157,210	$153,154
Total assets	$534,021	$581,473
Current liabilities	$91,811	$124,322
Long-term debt	$20,000	$54,000
Total liabilities	$142,066	$209,024
Total stockholders’ equity	$391,955	$372,449

	Three Months Ended
	August 27,	August 28,
SELECTED CASH FLOW INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$(5,296)	$464
Cash flow -- investing activities	$2,275	$(1,006)
Cash flow -- financing activities	$(29,118)	$(11,387)

	Three Months Ended
	August 27,	August 28,
SELECTED OTHER INFORMATION:	2022	2021
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	3,386	3,165
Average bill rate (1)	$128	$126
Average pay rate (1)	$61	$63
Common shares outstanding, end of period	33,751	33,187

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the first quarter of fiscal 2022 were $130 and $62, respectively.

Contacts

Investor Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
Jennifer.Ryu@rgp.com

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com